Exhibit 11

SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE

Third Quarter 2021	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic Earnings Per Common Share ("EPS"):
Net income available to common stockholders	$71,405	60,231	$1.19

Effect of dilutive securities:
Stock compensation plans	—	355

Diluted EPS:
Net income available to common stockholders	$71,405	60,586	$1.18

Third Quarter 2020	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$69,875	59,934	$1.17

Effect of dilutive securities:
Stock compensation plans	—	420

Diluted EPS:
Net income available to common stockholders	$69,875	60,354	$1.16

Nine Months 2021	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$297,805	60,161	$4.95

Effect of dilutive securities:
Stock compensation plans	—	348

Diluted EPS:
Net income available to common stockholders	$297,805	60,509	$4.92

Nine Months 2020	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$119,294	59,831	$1.99

Effect of dilutive securities:
Stock compensation plans	—	428

Diluted EPS:
Net income available to common stockholders	$119,294	60,259	$1.98